United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 17, 2007	0-7928
Date of Report (Date of earliest event reported)	Commission File Number
(Exact name of registrant as specified in its charter)
Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

68 South Service Road, Suite 230 Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)
(631) 962-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 18, 2007, the Executive Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Comtech Telecommunications Corp. (the “Company”), approved fiscal 2007 bonus awards for certain named executive officers (the “Named Executive Officers”) in the Company’s most recent Proxy Statement and the Company’s Chief Financial Officer.

In the case of Fred Kornberg, the Company’s Chairman of the Board, Chief Executive Officer and President, the Committee awarded a total cash bonus of $3,766,260. In the case of Robert G. Rouse, the Company’s Executive Vice President and Chief Operating Officer, the Committee awarded a total cash bonus of $1,289,943. In the case of Robert L. McCollum, the Committee awarded a total cash bonus of $800,000. All three bonus awards include cash-incentive awards payable under the Company’s 2000 Stock Incentive Plan. A portion of the awards for Messrs. Kornberg and Rouse include amounts payable under their respective employment agreements.

The fiscal 2007 bonus awards for the remaining Named Executive Officers and the Company’s Chief Financial Officer are as follows:

Fiscal 2007 Bonuses
Richard L. Burt	$377,408
Michael D. Porcelain	450,000
Daniel S. Wood	475,000

On September 18, 2007, the Committee also approved fiscal 2008 performance measures and bonus goals for certain executive officers. In the case of Messrs. Kornberg and Rouse, the Committee approved performance measures based on a percentage of the Company’s fiscal 2008 pre-tax profit, adjusted for certain items. The fiscal 2008 bonus goals for the other executive officers are based on a percentage of the relevant subsidiary’s or subsidiaries’ pre-tax profits and the attainment of various performance measures. The fiscal 2008 performance measures and related weightings for these other executive officers are as set forth in the chart below:

	Fiscal 2008 Performance Measures (1)
	Operating Profit	New Orders	Cash Flow	Personal Goals	Total
Richard L. Burt	25%	25%	25%	25%	100%
Robert L. McCollum	25%	25%	25%	25%	100%
Daniel S. Wood	25%	25%	25%	25%	100%

(1)

The fiscal 2008 bonus goals associated with each performance measure are not disclosed in this report because these amounts are confidential business information, the disclosure of which could have an adverse effect on the Company. The percentages in the above table represent the percentage of the total cash bonus goal related to each performance measure. Except for personal goals, the percentage factor for each performance measure can be decreased or increased proportionally as a function of each goal achievement from a minimum of 70% up to a maximum of 150%. Achievement of less than 70% of any goal results in that percentage factor being reduced to zero.

The performance measures and bonus goals relating to Messrs. Kornberg, Rouse, Burt, McCollum and Wood are intended to qualify as “performance-based” under Section 162(m) of the Internal Revenue Code.

On September 17, 2007, the Company entered into amended and restated employment agreements with Messrs. Kornberg and Rouse. On September 18, 2007, the Company entered into change in control agreements with Messrs. Burt, McCollum, Porcelain and Wood.

Kornberg Agreement

Mr. Kornberg’s amended and restated employment agreement provides, among other things, for his employment until July 31, 2010; base salary at the rate of $675,000 per annum, subject to increases from time to time by the Board of Directors; annual incentive compensation in an amount equal to 3.0% of the Company’s pre-tax income (as defined), but not exceeding, together with base salary projected to be payable in that fiscal year, $1 million; and such additional incentive compensation as the Compensation Committee of the Board of Directors of the Company, in its sole discretion, may award, which may be intended to comply with the "performance-based compensation" exception under Section 162(m) of the Internal Revenue Code, under the Company's 2000 Stock Incentive Plan.

In the event a change in control (as defined) of the Company occurs and Mr. Kornberg terminates his employment within either of the time periods described in the agreement, Mr. Kornberg would be entitled to receive (i) a lump sum payment in an amount (subject to possible adjustments to avoid the characterization of the payment as excess parachute payments and the consequent imposition of taxes under Sections 280G and 4999 of the Internal Revenue Code), equal to the sum of (a) his then base salary for the balance of the employment period or three times his base salary, whichever is greater, and (b) accrued but unpaid incentive compensation with respect to prior fiscal years and the then current fiscal year, and (ii) continued benefits under the Company’s benefit plans, or substantially equal benefits, for the remainder of the employment period (but not later than December 31 of the second calendar year following termination) or the two year period following termination of employment, whichever is greater.

In the event that Mr. Kornberg’s employment is terminated by the Company without “cause” (as defined) or by Mr. Kornberg as a result of a breach of the agreement by the Company (and he is not entitled to the payments described above in connection with a change in control) Mr. Kornberg would be entitled to the following severance benefits: (a) a lump sum payment equal to his base salary for the full unexpired term of the agreement; (b) a lump sum payment equal to his incentive compensation for the full fiscal year in which the termination occurs; (c) continued employee benefits for a period of 18 months following termination; and (d) continued life insurance coverage for a period of two years following termination.

Rouse Agreement

Mr. Rouse’s amended and restated employment agreement provides, among other things, for his employment until July 31, 2009; base salary at the rate of $385,000 per annum, subject to increases from time to time by the Board of Directors; annual incentive compensation equal to 1.0% of the Company’s pre-tax income (as defined), but not exceeding, together with base salary projected to be payable in that fiscal year, $1 million; and such additional incentive compensation as the Compensation Committee of the Board of Directors of the Company, in its sole discretion, may award, which may be intended to comply with the "performance-based compensation" exception under Section 162(m) of the Internal Revenue Code, under the Company's 2000 Stock Incentive Plan.

In the event the Company terminates Mr. Rouse’s employment other than for “cause,” or “disability” (as defined) Mr. Rouse would be entitled to receive: (i) any accrued but unpaid compensation; (ii) continued benefits under the Company’s benefit plans for a period not to exceed 18 months following termination; and (iii) as severance, continued payment of his then annual base salary through the expiration of his employment period, subject to limits under certain circumstances as described in the employment agreement.

In the event the Company terminates Mr. Rouse’s employment other than for cause or disability, or Mr. Rouse terminates his employment due to a material diminution in  his responsibilities occurring  prior to the expiration date of his agreement, and any such termination occurs within one year following  the occurrence of a “Change in Control” (as defined in the Company’s 2000 Stock Incentive Plan), whether any such termination occurs prior to or after the expiration date, Mr. Rouse will be entitled  to receive: (a) any accrued but  upaid compensation; (b)

continued benefits under the Company’s benefit plans for a period not to exceed 18 months following termination; and (c) in lieu of any other severance compensation, a lump sum payment equal to 299% of Mr. Rouse’s annual base salary at the rate then in effect. The amounts payable to Mr. Rouse upon a Change in Control are subject to possible reduction in certain instances to avoid exceeding the limitations of Section 280G of the Internal Revenue Code and the imposition of an excise tax under Section 4999 of the Internal Revenue Code.

Change in Control Agreements

The change in control agreements with Messrs. Burt, McCollum, Porcelain and Wood provide, among other things, that in lieu of any other severance compensation to which the executive may otherwise be entitled, the Company will pay the executive severance compensation (a) upon termination of his employment during the period from the time of occurrence of a Change in Control (as defined in the Company’s 2000 Stock Incentive Plan) until the date that is twelve (12) months after such occurrence of a Change in Control, and provided such termination is other than (i) by the Company for “cause” (as defined), (ii) by reason of the executive’s death, (iii) due to the failure of the executive to perform his duties with the Company due to disability, or (iv) by the executive without “good reason” (as defined), or (b) under certain circumstances, upon termination of the executive’s employment by the Company without cause or by the executive for good reason within the 30-day period prior to a Change in Control, a lump sum equal to one-twelfth of the executive’s annual base salary times the number of months (including fractional months) remaining until the date 18 months after the Change in Control, but not less than 12. The amounts payable under the change in control agreements are subject to possible reduction in certain instances to avoid exceeding the limitations of Section 280G of the Internal Revenue Code and the imposition of an excise tax under Section 4999 of the Internal Revenue Code.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Comtech Telecommunications Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMTECH TELECOMMUNICATIONS CORP.

Dated:	September 19, 2007
By: /s/ Michael D. Porcelain Name: Michael D. Porcelain Title: Senior Vice President and Chief Financial Officer

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